Exhibit 10.2

Date: March 11, 2019

Leow Yoon Liang
Director

Venvici Partners Limited

45 Ubi Crescent

Singapore 408590

Dear Mr Leow,

Re: Appointment of Venvici Partners Limited As Trustee and Nominee For Share Issuance

Noble Vici Group, Inc. (the “Corporation”) will be issuing an aggregate total of up to Fifteen Million (15,000,000) shares of common stock of the Corporation (“Shares”), at a per share price of Two Dollars (US $2.00) to all eligible members of the Sales Team (“Members”).

Venvici Partners Limited (“VVP”) is hereby appointed to serve as the trustee and nominee to hold, administer and distribute the Shares on behalf of and, as applicable, to the Members. Specifically, in its capacity as nominee and trustee, VVP shall:

•	Hold the Shares in its name in trust for and on behalf of the Members;
•	Administer and retain beneficial ownership records of the Shares;
•	Distribute, upon a Member’s request and receipt of all relevant and proper documentation, the Shares to such Member or its designee(s) (“Distribution”), which Distribution shall be made through VVP’s appointed Brokerage firm (“Broker”); and
•	Vote the Shares at its discretion at any annual, special or other meeting of the stockholders of the Corporation, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, with respect to any matter that may be submitted for a vote of stockholders of the Corporation.

The Corporation shall provide to VVP Shareholder Representation Letters of all Members and any other documents as the Corporation may deem necessary or desirable to assist VVP in fulfilling its obligations as trustee and nominee hereunder.

Thank you.

Yours Sincerely,

/s/ Eldee Tang
Eldee Tang
Chief Executive Officer & Director
Noble Vici Grpu, Inc.

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Acceptance of Appointment

I, Leow Yoon Liang, director and representative of Noble Infotech Limited, accept the appointment set forth above.

Dated this 11th day, March 2019

/s/ Leow Yoon Liang

Leow Yoon Liang

1 Raffles Place, #33-02, One Raffles Place Tower One, Singapore 048616